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                                   EXHIBIT 21
                                  SUBSIDIARIES

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
NAME OF CORPORATION                                STATE OF INCORPORATION
- -------------------                                ----------------------
Advocat Ancillary Services, Inc.                           Tennessee

Advocat Distribution Services, Inc.                        Tennessee

Advocat Finance, Inc.                                      Delaware

Diversicare Assisted Living Services, Inc.                 Tennessee

Diversicare Assisted Living Services NC, LLC               Tennessee

Diversicare Canada Management Services Co., Inc.           Ontario, Canada

Diversicare General Partner, Inc.                          Texas

Diversicare Leasing Corp.                                  Tennessee

Diversicare Leasing Corp. of Alabama                       Alabama

Diversicare Management Services Co.                        Tennessee

First American Health Care, Inc.                           Alabama
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